Exhibit 10.1

FOURTH AMENDMENT TO TULLY’S COFFEE LICENSE AGREEMENT

This Fourth Amendment to Tully’s Coffee License Agreement (the “Fourth Amendment”) is made this 16th day of January, 2004 by and among TULLY’S COFFEE CORPORATION, a Washington corporation, doing business at 3100 Airport Way South, Seattle, Washington 98134, U.S.A. (“Licensor”), TULLY’S COFFEE JAPAN CO., LTD., a company organized under the laws of Japan, doing business at 2-11-7Akasaka, Minato-ku, Tokyo, Japan (“Licensee”) and FOODX GLOBE CO., LTD., a company organized under the laws of Japan, doing business at 2-11-7Akasaka, Minato-ku, Tokyo, Japan (“Foodx”). Unless otherwise defined herein, capitalized terms and phrases used in this Fourth Amendment shall have the meanings given to such terms and phrases in the License Agreement described in Recital A below.

RECITALS

A. On April 26, 2001, Licensor and Foodx (formerly known as Tully’s Coffee Japan Co., Ltd.) entered into that certain Tully’s Coffee License Agreement (the “Original License Agreement”), as amended by (i) that certain First Amendment to Tully’s Coffee License Agreement dated October 1, 2001 (the “First Amendment”), (ii) that certain Second Amendment to Tully’s Coffee License Agreement dated February 14, 2002 (the “Second Amendment”), and (iii) that certain Third Amendment to Tully’s Coffee License Agreement dated August 31, 2003 (as so amended, collectively, the “License Agreement”), pursuant to which Licensor has granted to Licensee an exclusive license to use, inter alia, Licensor’s know-how, trade secrets, proprietary information and designs, Business Names, and Trademarks in association with the operation of Tully’s Stores in Japan. On August 1, 2002, pursuant to that certain corporate split of Foodx under the Commercial Code of Japan, Licensee, which was incorporated as a wholly-owned subsidiary of Foodx, succeeded to all rights and obligations of Foodx under the License Agreement while Foodx remained jointly and severally liable for obligations which had been owed by it under the License Agreement.

B. On October 24, AC-Tully’s, Inc. (“AC-Tully’s”), through its wholly owned subsidiary ACFX Inc. (“ACFX”), completed a takeover bid (“TOB”) for at least 66.67% of the outstanding shares of Foodx, which TOB is the first step in a contemplated transaction involving the delisting of Foodx from the Hercules market operated by the Osaka Securities Exchange.

C. Subject to the term and conditions of this Fourth Amendment, the parties hereto now desire to make an additional modification to the License Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

AGREEMENT

1. Amendment. Section 20b (7) of the License Agreement is hereby amended and restated to read as follows:

(7) Undergoes a “change in control,” or if any one or more of Foodx, AC-Tully’s, or ACFX or any of their respective successors or assigns (each individually a “Related Company,” and, collectively, the “Related Companies”) undergoes a change in control. For the purposes of this Agreement, the term “change in control” shall mean: (i) any direct or indirect sale, transfer, assignment, issuance or other disposition, whether by operation of law or otherwise, of Licensee’s or any of the Related Companies’ voting securities (whether outstanding at the time the TOB is completed or issued in the future), except for the Excepted Events, (ii) the sale of all or substantially all of the assets of Licensee or any of the Related Companies in one or a series of transactions other than to a wholly-owned subsidiary of any of such companies, (iii) a merger, consolidation or other combination involving Licensee and/or one or more of the Related Companies in which Licensee or one of the Related Companies, as applicable, is not the surviving or continuing entity, or (iv) the acquisition by any party of the right to nominate and/or elect a majority of the members of the board of directors of either Licensee or any of the Related Companies.

As used herein, the term “Excepted Events” shall mean: (i) any issuance of securities of Licensee or any of the Related Companies in accordance with the employee/director/statutory auditor stock plan that is adopted by the board of directors and/or shareholders of either Licensee or any of the Related Companies, as applicable, that, cumulatively, accounts for no more that fifteen percent (15%) in excess of the percentage of voting securities the employees, directors and statutory auditors of Licensee and its subsidiaries are entitled to under such option plans which in existence as of August 31, 2003 (the date of that certain Third Amendment to Tully’s Coffee License Agreement), (ii) the transfer of voting securities of any Related Company that, cumulatively, accounts for no more than five percent (5%) of the voting securities of such Related Company, on a fully diluted basis, between the shareholders of such Related Company existing at the time the TOB is completed; (iii) any issuance of voting securities of any Related Company that, cumulatively, accounts for no more than five percent (5%) of the voting securities of such Related Company, on a fully diluted basis, to a person or entity who is not an Original Shareholder (as defined below); (iv) the sale of equity securities in an Initial Public Stock Offering (as defined below) or a subsequent public offerings of equity securities of Licensee, any Related Company or any of their respective successors (collectively, “TCJ”), as applicable; (v) the sale of equity securities in or outside the market by any of the Outside Investors (as defined below) after an Initial Public Stock Offering provided that the Post IPO Sale Conditions are met; (vi) the sale of equity securities to Kouta Matsuda and/or any other current members of the management teams of Licensee or Foodx who own equity securities of TCJ (collectively, the “Management Investors”) by AC-T Holding Inc. or, Unicafe, Inc. (collectively, the “Outside Investors”); (vii) sales of the equity securities of TCJ to Licensor by the Management Investors and/or the Outside Investors; (viii) sales of the equity securities of TCJ by one Management Investor to another Management Investor; and (ix) the sale of equity securities of TCJ by persons (other than an Original Shareholder) who come to own the same as a result of the Excepted Events.

As used in this Section 20b (7), the term “Original Shareholders” shall mean, collectively, (x) the Management Investors as a group; (y) AC-Holding, Inc.; and (z) Unicafe, Inc. Notwithstanding any other provision of this Agreement, if any of the Original Shareholders’ ownership of the voting securities of TCJ exceeds 49.5% of the voting securities thereof, such change in ownership shall, at the time it exceeds 49.5%, constitute a change in control for purposes of this Section 20b (7). Licensee and Foodx shall give Licensor prompt notice of any changes in the ownership of their voting securities as well as any changes in the ownership the voting securities of each of the Related Companies. In the event of a change in control occurs that constitutes an Excepted Event, Licensee and Foodx shall be jointly and severally obligated to reimburse Licensor for its reasonable out of pocket costs and expenses related to the evaluation, approval and completion of any such transaction. Licensee and Foodx agree to give Licensor prompt written notice of any “change in control” which occurs with respect to any of the Related Companies.

As used in this Section 20b (7), the term “Initial Public Stock Offering” shall mean the first sale of equity securities to the public after January 1, 2004 by TCJ pursuant to a registration statement on a U.S. Form S-1 under the U.S. Securities Act of 1933 or a similar or comparable procedure in Japan under the Securities Exchange Law involving the sale of at least ten percent (10%) of the aggregate equity securities of TCJ, as applicable.

As used in this Section 20b (7) the term “Post IPO Sale Requirements” shall mean the following:

(i) No sales of equity securities by any Outside Investor outside the market shall, for any consecutive twelve month period, directly or indirectly, exceed ten percent (10%) of the total outstanding equity securities of TCJ;

(ii) No Outside Investor shall, for any consecutive twelve month period, transfer voting rights related to more than ten percent (10%) of the total outstanding equity securities of TCJ, whether such transfer occurs in connection with a sale of equity securities or otherwise; and

(iii) Licensee shall provide Licensor with prior written notice advising Licensor of any proposed sale of equity securities by the Outside Investors outside the market, including the proposed number of shares to be transferred and the identity of any transferee(s) of such shares, and shall thereafter provide Licensor with any other information regarding such sales or transfers as shall be reasonably requested by Licensor.

2. Correction of Misreferences Contained in Third Amendment. Pursuant to the First Amendment, the parties made several modifications to the License Agreement including but not limited to the renumbering of Sections’ 4 through 37 of the Original License Agreement as Sections’ 7 through 40. The parties have now noticed that the Third Amendment failed to correctly reference some of the Sections of the License Agreement which were renumbered in the First Amendment. The parties now desire to correct these misreferences.

2.1 Correction of Misreferences Contained in Section 1.2 of the Third Amendment. Section 1.2 of the Third Amendment contains a misreference to the Section 17(b) (7) of the License Agreement. The parties hereby agree that Section 1.2 of the Third Amendment was intended to reference Section 20b (7) of the License Agreement (as renumbered pursuant to the First Amendment). Accordingly, the parties hereby agree that all references to Section 17b (7) contained in Section 1.2 of the Third Amendment are hereby corrected and deemed to be references to Section 20b (7) of the License Agreement. The parties agree that the reference to a new Section 20A was intended to be a reference a new Section 20d.

2.2 Correction of Misreferences Contained in Section 1.3 of the Third Amendment. Section 1.3 of the Third Amendment provided for the addition of a new Section 20A which was to be added as a new section following the existing Section 20c of the License Agreement. The parties agree that the reference to a new Section 20A was intended to be a reference a new Section 20d. Accordingly, the parties hereby agree that all references to Section 20A contained in Section 1.3 of the Third Amendment are hereby corrected and deemed to be references to Section 20d of the License Agreement. Further, references in the Third Amendment to sub-sections 20A.a, 20A.b, and 20A.c are hereby corrected and deemed to be references to sub-sections 20d (1), 20d (2) and 20d (3).

2.3 Correction of Misreferences Contained in Section 1.4 of the Third Amendment. Section 1.4 of the Third Amendment provided for the addition of a new Section 42 which was to follow the existing Section 41 of the License Agreement. The parties agree that, at the time of the execution of the Third Amendment, the License Agreement did not contain a Section 41. Accordingly, the parties hereby agree that all references to Section 42 contained in Section 1.4 of the Third Amendment are hereby corrected and deemed to be references to Section 41 of the License Agreement.

3. Reimbursement of Attorneys’ Fees. Licensee agrees to pay all of Licensor’s reasonable out of pocket costs and expenses (including but not limited to reasonable attorneys’ fees) incurred in connection with the preparation, negotiation and execution of this Fourth Amendment and any other documents related hereto. Such costs and expenses shall be payable to Licensor within ten (10) days of Licensor providing to Licensee a statement listing such costs and expenses.

4. Subject to Terms and Conditions of License Agreement; Defaults. The terms and conditions of this Fourth Amendment shall be subject to the terms and conditions of the License Agreement, including without limitation all terms and conditions thereof governing attorneys’ fees, governing law, venue and enforcement. Unless otherwise explicitly set forth herein, any default or breach with respect to any party’s obligations under this Fourth Amendment shall constitute, as applicable, a default and/or breach under the License Agreement.

5. Confidentiality; Public Announcements and Disclosure. Except as set forth below, the parties hereto shall not disclose to any other party (other than their respective attorneys, lenders or advisors with whom there is a professional or contractual requirement of confidentiality) the existence or contents of this Fourth Amendment and or any of their discussions concerning this Fourth Amendment, the TOB or any other document or agreement related thereto. No party hereto shall issue any press release or otherwise make any announcements or disclosures to the public or any other third party with respect to this Fourth Amendment or the TOB without first obtaining the prior written approval of the other parties to this Fourth Amendment, except as may be required by applicable law or pursuant to the rules of any stock exchange or regulatory authority.

6. No Other Amendments. Except as specifically set forth in this Fourth Amendment, the remaining terms and conditions of the License Agreement shall remain unchanged and shall remain in full force and effect. In the event of a conflict between the provisions of this Fourth Amendment and the License Agreement, the provisions of this Fourth Amendment shall prevail.

7. Execution in Counterparts. This Fourth Amendment may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document notwithstanding that all the parties hereto are not signatories to each counterpart. However, this Fourth Amendment shall not be enforceable against a party until a counterpart has been executed by all the parties hereto. An executed counterpart signature page transmitted by facsimile (fax) transmission by one party to the other parties shall constitute an original signature page for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first above written.

Executed as of the date set forth above.

LICENSOR: TULLY’S COFFEE CORPORATION

By:	/s/ Anthony J. Gioia

Anthony J. Gioia, its President

LICENSEE: TULLY’S COFFEE JAPAN CO., LTD.

By:	/s/ Kouta Matsuda

Kouta Matsuda, its President

FOODX: FOODX GLOBE CO., LTD.

By:	/s/ Kouta Matsuda

Kouta Matsuda, its President

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